Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES THIRD QUARTER RESULTS
- Stabilized Property Occupancy Remains 96% -
- Company Reiterates Full-Year Guidance -
Port Washington, New York — October 29, 2008 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter ended September 30, 2008.
Highlights
•	Revenues for the quarter ended September 30, 2008 increased 14.5% to $43.3 million from $37.8 million for the comparable quarter of 2007. Revenues for the nine months ended September 30, 2008 were $129.9 million as compared to $111.0 million for the nine months ended September 30, 2007, an increase of 17.0%.

•	Funds from Operations (“FFO”) for the quarter were $14.4 million, or $0.31 per share/OP Unit as compared to $14.2 million, or $0.31 per share/OP Unit for the comparable quarter of 2007. FFO for the nine months ended September 30, 2008 was $42.6 million, or $0.92 per share/OP Unit as compared to $40.6 million, or $0.88 per share/OP Unit for the nine months ended September 30, 2007.

•	Net income applicable to common shareholders was $3.3 million ($0.07 per share) for the quarter ended September 30, 2008 as compared to $3.9 million ($0.09 per share) for the comparable quarter of 2007.

•	Net cash provided by operating activities was $39.2 million for the nine months ended September 30, 2008 as compared to $36.8 for the comparable period in 2007.

•	Occupancy for the Company’s stabilized portfolio as of September 30, 2008 was approximately 96% while total portfolio occupancy, including development and redevelopment properties, was approximately 92%.
Leo Ullman, Cedar’s CEO, stated, “Our third quarter 2008 results again confirm the strength of our operations and continued execution of our business plan in this uncertain financial and economic environment. We have been able to maintain 96% occupancy levels in our portfolio due to the high percentage of strong performing supermarket anchor tenants with long-term leases. We believe our solid balance sheet and prudent approach to our operations, developments and finances, along with the continued financial strength of our tenants, place the Company in a strong position in the current economic environment. We remain careful and risk averse in all aspects of our operations and we will continue to be vigilant, as always, as we seek enhancement of shareholder value”.
Financial and Operating Results

Total revenues for the quarter ended September 30, 2008 increased 14.5% to $43.3 million from $37.8 million for the third quarter ended September 30, 2007. Total revenues for the nine months ended September 30, 2008 were $129.9 million as compared to $111.0 million for the nine months ended September 30, 2007, an increase of 17.0%.
Net income applicable to common shareholders was $3.3 million, or $0.07 per share, for the quarter ended September 30, 2008, as compared to $3.9 million, or $0.09 per share, for the quarter ended September 30, 2007. Net income for the quarter ended September 30, 2008 includes an expense of $0.3 million, or $0.01 per share, for a mark-to-market adjustment on the Company’s deferred compensation restricted stock liability, as compared to a mark-to-market positive adjustment of $0.1 million for the quarter ended September 30, 2007. Net income applicable to common shareholders was $7.6 million, or $0.17 per share, for the nine months ended September 30, 2008 as compared to $10.5 million, or $0.24 per share, for the nine months ended September 30, 2007.
FFO was $14.4 million, or $0.31 per share/OP Unit for the quarter ended September 30, 2008, as compared to $14.2 million, or $0.31 per share/OP Unit for the quarter ended September 30, 2007. FFO for the third quarter of this year when compared to the third quarter of 2007 reflects a negative difference of $0.4 million for the mark-to-market adjustment on the Company’s deferred compensation restricted stock liability. FFO for the third quarter of this year also reflects a reduction of approximately $0.02 per share/OP Unit from the contribution by the Company of nine properties to a joint venture with Homburg Invest Inc. that closed late in the fourth quarter 2007 (this transaction had a minor effect on net income). Such reductions in FFO were partially offset by the acquisition in March 2008 of joint venture interests of approximately 75% in four Pennsylvania supermarket-anchored properties from affiliates of Kimco Realty Corporation.
FFO was $42.6 million, or $0.92 per share/OP Unit, for the nine months ended September 30, 2008, as compared to $40.6 million, or $0.88 per share/OP Unit, for the nine months ended September 30, 2007. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Net cash flows provided by operating activities were $39.2 million for the nine months ended September 30, 2008 as compared to $36.8 million for the corresponding period of 2007.
Same Property Results
The Company owned 105 properties throughout both the third quarters of 2008 and 2007. Same property net operating income was $27.5 million in the third quarter of 2008 as compared to $27.9 million in the third quarter of 2007. The overall $384,000 (or 1.4%) decrease reflects principally the reduction of expense recoveries and increase in bad debt expense (an expense which is non-recoverable from tenants) from the very favorable levels achieved in the third quarter of 2007 where the Company obtained the first substantial benefits of electronic billing system upgrades installed in 2006 and 2007. In the third quarter of 2007, the Company recovered 77% of billable expenses as compared to 74% in the third quarter of 2008; in the third quarter of 2007, the Company’s bad debt expense was 0.2% of total revenues as compared to 0.9% of total revenues in the third quarter of 2008.

Balance Sheet and Capital Position
Total assets were $1.67 billion at September 30, 2008 and $1.60 billion at December 31, 2007. The Company had total debt outstanding of $957.6 million at September 30, 2008 as compared to $851.5 million at December 31, 2007. It had $71.1 million available under its secured and unsecured revolving credit facilities and $6.0 million in available cash at September 30, 2008. The Company implemented a new cash management system in the second quarter pursuant to which the Company was able to reduce its cash balance by approximately $13 million and pay down its stabilized property credit facility by a corresponding amount. At September 30, 2008, the Company’s fixed-rate debt was approximately 67% of its total indebtedness, with a weighted average remaining term of 6.3 years and a weighted average interest rate of 5.7%.
The Company has an announced development pipeline of approximately $276 million that it expects to begin to put into service over the next 18 to 24 months. As of September 30, 2008, the Company had spent approximately $141 million of the estimated total project costs of the announced pipeline. It expects to fund the remaining estimated balance of construction development costs with borrowings under its stabilized property credit facility, its recently-completed development property credit facility for construction/development projects (see below), borrowings under property-specific construction financing arrangements, excess proceeds from certain financings and refinancings, property sales proceeds and/or funds from joint venture arrangements.
In June 2008, the Company entered into a $150 million development property credit facility that the Company expects to use to fund a significant amount of its development activities in 2008 and subsequent years. In September 2008, the Company entered into a $77.7 million property-specific construction facility for its joint venture development project in Pottsgrove, Pennsylvania. Through September 30, 2008 the Company had borrowed $61.3 million under these facilities to fund ongoing construction activities.
Leasing Activity
In the third quarter of 2008, the Company signed 27 renewal leases aggregating approximately 84,000 sq. ft. with an average increase in base rents of 7.4%, and 22 new leases aggregating approximately 94,000 sq. ft. with average base rent of $16.39 per sq. ft. At different properties, the Company had 16 terminated leases aggregating approximately 49,000 sq. ft. with average base rent of $14.41 per sq. ft.
Acquisitions Subsequent to the Third Quarter
On October 7 and 9, 2008, respectively, the Company purchased Metro Square in Owings Mills, Maryland and the remaining portion of the Smithfield Plaza Shopping Center in Smithfield, Virginia for an aggregate purchase price of approximately $25.1 million, at an average unleveraged cash cap rate of 8.0%.
Metro Square is a 72,000 sq. ft. community shopping center anchored by an approximate 59,000 sq. ft. Shoppers Food and Pharmacy, a member of the SuperValu supermarket group, with a lease extending to 2030. The purchase price for this property was $15.6 million financed primarily by assumption of an existing first mortgage loan of approximately $9.4 million. The center is shadow-anchored by an approximate 135,000 sq. ft. Target store.

The Smithfield Plaza Shopping Center is an 89,000 sq. ft. addition to the 45,000 sq. ft. Farm Fresh supermarket already owned by the Company in that center. The purchase price for this property was $9.5 million, financed primarily by assumption of an existing first mortgage loan of approximately $7.1 million. In addition to the supermarket, the center is anchored by a Peebles department store and a Maxway wholesale variety store.
The total cash consideration of approximately $8.6 million for the two properties was funded from the Company’s stabilized property credit facility.
Financial Guidance
The Company reiterated that for the full year 2008 it expects to report FFO of $1.22 to $1.26 per share/OP Unit. The Company’s guidance excludes any impact on FFO from new or future development/redevelopment activities, new acquisitions or dispositions, or new joint venture arrangements of existing properties, and any further mark-to-market gains or losses on its deferred compensation restricted stock liability (which have generated an expense of approximately $387,000 in the nine months ended September 30, 2008). Depending on the timing of the contribution of properties to a second joint venture with Homburg Invest Inc., if successfully completed, the Company could incur a net reduction in FFO from the date of contribution of approximately $0.05 per share on an annualized basis. The closing is presently expected to take place late in the fourth quarter of 2008.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended September 30, 2008 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2008, when available, for further details.
Investor Conference Call
The Company will host a conference call on Thursday, October 30, 2008, at 10:00 AM Eastern time to discuss the third quarter results. The conference call can be accessed by dialing (866) 409-1561 or (913) 312-0396 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 1:00 PM Eastern Time on October 30, 2008, until midnight Eastern time on November 13, 2008. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 2045191 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.

About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates approximately 12.1 million square feet of gross leasable area at 121 shopping center properties, of which approximately 75% are anchored by supermarkets and drug stores with average remaining lease terms of approximately 11 years. The Company also owns a substantial pipeline of development properties as well as approximately 406 acres in primarily unimproved development parcels.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreements relating to the Company’s revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and nine months ended September 30, 2008 and 2007:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net income applicable to common shareholders	$3,277,000	$3,925,000	$7,613,000	$10,501,000
Add (deduct):
Real estate depreciation and amortization	11,921,000	10,080,000	37,321,000	29,747,000
Limited partners’ interest	148,000	177,000	347,000	472,000
Minority interests in consolidated joint ventures	412,000	333,000	1,600,000	1,028,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,368,000)	(448,000)	(4,566,000)	(1,365,000)
Equity in income of unconsolidated joint venture	(310,000)	(150,000)	(682,000)	(463,000)
FFO from unconsolidated joint venture	360,000	233,000	941,000	701,000

Funds From Operations	$14,440,000	$14,150,000	$42,574,000	$40,621,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.31	$0.31	$0.92	$0.88

Diluted	$0.31	$0.31	$0.92	$0.88

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,488,000	44,231,000	44,470,000	44,179,000
Additional shares assuming conversion of OP Units (basic)	2,019,000	1,982,000	2,026,000	1,984,000

Shares used in determination of basic FFO per share	46,507,000	46,213,000	46,496,000	46,163,000

Shares used in determination of diluted earnings per share	44,490,000	44,234,000	44,472,000	44,183,000
Additional shares assuming conversion of OP Units (diluted)	2,020,000	1,981,000	2,026,000	1,993,000

Shares used in determination of diluted FFO per share	46,510,000	46,215,000	46,498,000	46,176,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Real estate:
Land	$369,473,000	$315,599,000
Buildings and improvements	1,339,489,000	1,282,180,000

	1,708,962,000	1,597,779,000
Less accumulated depreciation	(135,825,000)	(103,621,000)

Real estate, net	1,573,137,000	1,494,158,000

Investment in unconsolidated joint venture	4,902,000	3,757,000

Cash and cash equivalents	5,989,000	20,307,000
Restricted cash	17,976,000	17,839,000
Rents and other receivables, net	7,861,000	7,640,000
Straight-line rents receivable	13,582,000	11,446,000
Other assets	12,850,000	9,778,000
Deferred charges, net	33,840,000	30,059,000

Total assets	$1,670,137,000	$1,594,984,000

Liabilities and shareholders’ equity
Mortgage loans payable	$682,861,000	$661,074,000
Secured revolving credit facilities	274,690,000	190,440,000
Accounts payable and accrued expenses	26,645,000	26,068,000
Unamortized intangible lease liabilities	65,249,000	71,157,000

Total liabilities	1,049,445,000	948,739,000

Minority interests in consolidated joint ventures	58,792,000	62,402,000
Limited partners’ interest in Operating Partnership	24,162,000	25,689,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 44,489,000 and 44,238,000 shares, respectively, issued and outstanding)	2,669,000	2,654,000
Treasury stock (718,000 and 616,000 shares, respectively, at cost)	(9,207,000)	(8,192,000)
Additional paid-in capital	575,608,000	572,392,000
Cumulative distributions in excess of net income	(119,918,000)	(97,514,000)
Accumulated other comprehensive (loss) income	(164,000)	64,000

Total shareholders’ equity	537,738,000	558,154,000

Total liabilities and shareholders’ equity	$1,670,137,000	$1,594,984,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues:
Rents	$35,011,000	$30,784,000	$104,043,000	$89,363,000
Expense recoveries	7,800,000	6,946,000	24,936,000	21,055,000
Other	511,000	115,000	893,000	568,000

Total revenues	43,322,000	37,845,000	129,872,000	110,986,000

Expenses:
Operating, maintenance and management	6,974,000	5,692,000	22,298,000	18,459,000
Real estate and other property-related taxes	4,994,000	3,953,000	14,453,000	11,153,000
General and administrative	2,654,000	1,847,000	7,168,000	7,065,000
Depreciation and amortization	11,996,000	10,140,000	37,532,000	29,921,000

Total expenses	26,618,000	21,632,000	81,451,000	66,598,000

Operating income	16,704,000	16,213,000	48,421,000	44,388,000

Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(11,243,000)	(10,041,000)	(33,906,000)	(27,523,000)
Interest income	35,000	82,000	270,000	580,000
Equity in income of unconsolidated joint venture	310,000	150,000	682,000	463,000

Total non-operating income and expense	(10,898,000)	(9,809,000)	(32,954,000)	(26,480,000)

Income before minority and limited partners’ interests	5,806,000	6,404,000	15,467,000	17,908,000

Minority interests in consolidated joint ventures	(412,000)	(333,000)	(1,600,000)	(1,028,000)
Limited partners’ interest in Operating Partnership	(148,000)	(177,000)	(347,000)	(472,000)

Net income	5,246,000	5,894,000	13,520,000	16,408,000

Preferred distribution requirements	(1,969,000)	(1,969,000)	(5,907,000)	(5,907,000)

Net income applicable to common shareholders	$3,277,000	$3,925,000	$7,613,000	$10,501,000

Per common share:
Basic	$0.07	$0.09	$0.17	$0.24

Diluted	$0.07	$0.09	$0.17	$0.24

Dividends to common shareholders	$10,010,000	$9,952,000	$30,017,000	$29,823,000

Per common share	$0.225	$0.225	$0.675	$0.675

Weighted average number of common shares outstanding:
Basic	44,488,000	44,231,000	44,470,000	44,179,000

Diluted	44,490,000	44,234,000	44,472,000	44,183,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2008	2007
Cash flow from operating activities:
Net income	$13,520,000	$16,408,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	1,361,000	231,000
Equity in income of unconsolidated joint venture	(682,000)	(463,000)
Distributions from unconsolidated joint venture	634,000	397,000
Limited partners’ interest in Operating Partnership	347,000	472,000
Straight-line rents receivable	(2,136,000)	(2,686,000)
Depreciation and amortization	37,532,000	29,921,000
Amortization of intangible lease liabilities	(10,377,000)	(7,624,000)
Amortization relating to stock-based compensation	2,238,000	1,456,000
Amortization of deferred financing costs	1,227,000	1,152,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	(979,000)	40,000
Rents and other receivables, net	(221,000)	(899,000)
Other	(4,769,000)	(5,343,000)
Accounts payable and accrued expenses	1,530,000	3,769,000

Net cash provided by operating activities	39,225,000	36,831,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(71,001,000)	(134,014,000)
Purchase of consolidated joint venture minority interests	(17,454,000)	—
Investment in unconsolidated joint venture	(1,097,000)	(8,000)
Construction escrows and other	(755,000)	(1,033,000)

Net cash (used in) investing activities	(90,307,000)	(135,055,000)

Cash flow from financing activities:
Net advances from revolving lines of credit	84,250,000	118,420,000
Proceeds from sales of common stock	—	3,910,000
Redemption of Operating Partnership Units	(122,000)	—
Proceeds from mortgage financings	80,947,000	25,693,000
Mortgage repayments	(90,840,000)	(8,468,000)
Contributions from minority interest partners, net	4,260,000	1,048,000
Distributions in excess of earnings from consolidated joint venture minority interests	(27,000)	—
Distributions to limited partners	(1,368,000)	(1,336,000)
Preferred distribution requirements	(5,907,000)	(5,907,000)
Distributions to common shareholders	(30,017,000)	(29,823,000)
Payments of deferred financing costs, net	(4,412,000)	(2,050,000)

Net cash provided by financing activities	36,764,000	101,487,000

Net (decrease) increase in cash and cash equivalents	(14,318,000)	3,263,000
Cash and cash equivalents at beginning of period	20,307,000	17,885,000

Cash and cash equivalents at end of period	$5,989,000	$21,148,000